EXHIBIT C

LIST OF EXECUTIVE OFFICERS AND DIRECTORS
OF CDPQ FINANCIAL SERVICES INC.
DIRECTORS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
Normand Provost	Capital d'Amérique CDPQ inc. 1981, avenue McGill College Montréal (Québec) H3A 3C7	President
Ginette Depelteau	Caisse de dépôt et placement du Québec 1981, avenue McGill College Montréal (Québec) H3A 3C7	Vice-President and Corporate Secretary

OFFICERS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
Normand Provost	Capital d'Amérique CDPQ inc. 1981, avenue McGill College Montréal (Québec) H3A 3C7	President
Ginette Depelteau	Same	Secretary